EXHIBIT 5.1

[Davis Polk & Wardwell LLP Letterhead]

June 21, 2010

GXS Worldwide, Inc.
9711 Washingtonian Boulevard
Gaithersburg, MD 20878

Ladies and Gentlemen:

We have acted as special counsel for GXS Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 9.75% New Senior Secured Notes due 2015 (the “New Notes”) for any and all of its outstanding 9.75% Senior Secured Notes due 2015 (the “Old Notes”) on Form S-4 (the “Registration Statement”).  The Old Notes were guaranteed by certain of the Company’s subsidiaries (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”). The New Notes will be guaranteed by certain of the Company’s subsidiaries (the “New Guarantees” and, together with the New Notes, the “New Securities”).

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

Based on the foregoing, we advise you that, in our opinion the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture referred to in the Prospectus which is a part of the Registration Statement and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP